Wave Systems Secures Financing Agreement and Engages Investment Bank to Evaluate Strategic Alternatives

Lee, MA—December 15, 2015 — Wave Systems Corp. (NASDAQ: WAVX), an enterprise security software provider, announced today that it has completed a financing agreement with Marble Bridge Funding Group, Inc. (MBFG) in the form of a secured accounts receivable and purchase orders financing facility of up to $3 million. The Company has also engaged GrowthPoint Technology Partners to advise it in evaluating its strategic alternatives, including potential M&A opportunities.

Advances on the accounts receivable facility will be made on qualified accounts receivable that are approved by MBFG. The duration of this facility is for 12 months with an automatic 12-month renewal unless Wave terminates the facility or is in default with MBFG.

Advances on the purchase order facility can be made on qualified purchase orders or contracts approved by MBFG that will convert into an account receivable within 45 days from funding.  The duration of the purchase order facility is for 9 months or the termination of the credit facility, whichever occurs first.

Additionally, Wave issued a total of 5.5 million warrants to MBFG and its co-lender of Class A common stock at an exercise price of $0.15 per share. These warrants cannot be exercised for a period six months after the effective date of the transaction and will expire on the fifth anniversary of the issue date.

“Closing on this financing agreement is an important development for Wave as it provides capital to help finance current operations and was an important condition for us to engage a firm to advise us on pursuing our strategic alternatives,” said Bill Solms, President and CEO, Wave Systems Corp. “This type of financing facility is not new to Wave as the Company factored its royalties from Dell for several years. Wave is continuing to pursue raising additional capital to meet our needs as required.”

# # # #

About Wave Systems Corp.
Wave Systems reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the hardware security capabilities built directly into endpoint computing platforms themselves. Wave has been among the foremost experts on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

About Marble Bridge Funding Group
Marble Bridge Funding Group is a strategic commercial finance partner providing funding, capital strategies, cash-flow management, and advisory services to growth-driven entrepreneurial companies. As a privately held direct lender, Marble Bridge finances growing businesses from startups to companies with over $50 million in sales, with a variety of customized programs and services. Since 1997 Marble Bridge Funding Group has been working with bankers, brokers, CPAs, financial advisors, and local, state and federal agencies to provide capital and related financial services to our clients. We remain a visible presence in the community, assisting government and private institutions that serve small businesses.

About GrowthPoint Technology Partners
GrowthPoint Technology Partners provides M&A and financial advisory services to technology companies around the world. We have the depth of expertise acquired from hundreds of completed transactions. As former CEOs, founders, inventors, venture capitalists and advisors, we bring a wealth of strategic and financial experience to our clients with the sole objective of helping them achieve success. Headquartered in Silicon Valley, GrowthPoint has completed transactions with virtually all of the major technology companies and has client relationships that span the globe. Our uniqueness is the depth of our technology expertise and curiosity. Whether it is M&A, capital raising or strategic advisory services, we bring the same process expertise and focused commitment to every engagement.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the company’s ability to retain its listing on the Nasdaq Capital Market. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
All brands are the property of their respective owners.

Walter A. Shephard, CFO
413-243-1600
investors@wave.com

Investor Relations:
Catalyst Global
David Collins, Chris Eddy
212-924-9800
wavx@catalyst-ir.com